CODE OF BUSINESS CONDUCT AND ETHICS OF
BLACKSTONE SECURED LENDING FUND, BLACKSTONE PRIVATE CREDIT FUND, BLACKSTONE PRIVATE MULTI-ASSET CREDIT AND INCOME FUND AND BLACKSTONE PRIVATE REAL ESTATE CREDIT AND INCOME FUND

I.	Covered Persons/Purpose of the Code

Section 406 of the Sarbanes-Oxley Act of 2002 (“SOX”) and Item 406 of Regulation S-K require that certain companies disclose whether or not they have adopted a code of ethics for a registrant’s principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions and, if not, to explain why not. Blackstone Secured Lending Fund (“BXSL”), Blackstone Private Credit Fund (“BCRED”), Blackstone Private Multi-Asset Credit and Income Fund (“BMACX”) and Blackstone Private Real Estate Credit and Income Fund (“BREC” together with BXSL, BCRED and BMACX, the “Funds”) are subject to this requirement. In addition, Section 303A.10 of the New York Stock Exchange (“NYSE”) Listed Company Manual requires the adoption of a code of business conduct and ethics covering all directors, officers and employees for companies listed on the NYSE. BXSL is subject to this requirement.

This code of business conduct and ethics (the “Code”) applies to BXSL’s trustees, officers and employees (to the extent applicable) (the “BXSL Covered Persons”) and, unless otherwise indicated, to BCRED’s, BMACX’s and BREC’s principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions (the “BCRED Covered Persons”, “BMACX Covered Persons” and “BREC Covered Person” and together with the BXSL Covered Persons, the “Covered Persons”) for the purpose of promoting:

●	honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

●	full, fair, accurate, timely and understandable disclosure in reports and documents that the applicable Fund files with, or submits to, the Securities and Exchange Commission (“SEC”) and in other public communications made by the applicable Fund;

●	compliance with applicable laws and governmental rules and regulations;

●	the prompt internal reporting of violations of the Code to an appropriate person or persons identified in the Code; and

●	accountability for adherence to the Code.

II.	Covered Persons Should Handle Ethically Actual and Apparent Conflicts of Interest

Each Covered Person should adhere to a high standard of business ethics and should be sensitive to situations that may give rise to actual as well as apparent conflicts of interest. A “conflict of interest” occurs when a Covered Person’s private interest interferes with the interests of, or the Covered Person’s service to, the applicable Fund. For example, a conflict of interest would arise if a Covered Person, or a member of the Covered Person’s family, receives improper personal benefits as a result of the Covered Person’s position with the applicable Fund.

Certain conflicts of interest arise out of the relationships between Covered Persons and the Funds and already are subject to conflict of interest provisions in the Investment Company Act of 1940, as amended (the “1940 Act”), and the Investment Advisers Act of 1940, as amended (the “Advisers Act”). For example, Covered Persons may not individually engage in certain transactions (such as the purchase or sale of securities or other property) with the Funds because of their status as “affiliated persons” of the Funds. The Funds and their investment advisers’ compliance programs and procedures are designed to prevent, or identify and correct, violations of these provisions. This Code does not, and is not intended to, repeat or replace these programs and procedures, and such conflicts fall outside of the parameters of this Code. Although typically not presenting an opportunity for improper personal benefit, conflicts arise from, or as a result of, the contractual relationship between the Funds and their investment advisers or third-party service providers of which the Covered Persons are also officers or employees. As a result, this Code recognizes that the Covered Persons will, in the normal course of their duties (whether formally for the Funds or for their investment advisers or a third-party service providers, or for one or more of them), be involved in establishing policies and implementing decisions that will have different effects on the investment advisers, third-party service providers and the Funds. The participation of the Covered Persons in such activities is inherent in the contractual relationship between the Funds and the investment advisers or third-party service providers and is consistent with the performance by the Covered Persons of their duties as officers of the Funds. Thus, if performed in conformity with the provisions of the 1940 Act and the Advisers Act, such activities will be deemed to have been handled ethically. In addition, it is recognized by the Board of Trustees of each Fund (the “Board”) that the Covered Persons may also be officers or employees of one or more other investment companies or BDCs covered by this or other codes.

Other conflicts of interest are covered by the Code, even if such conflicts of interest are not subject to provisions in the 1940 Act and the Advisers Act.

III.	Corporate Opportunities

The BXSL Covered Persons have a duty to advance the legitimate interests of BXSL when the opportunity to do so presents itself. Therefore, the BXSL Covered Persons may not:

●	take for themselves personally opportunities, including investment opportunities, discovered through the use of BXSL’s property, information or position for personal gain;

●	use BXSL’s property, information or position for personal gain or the gain of a family member; or

●	compete, or prepare to compete, with BXSL.

IV.	Confidentiality of Information

The BXSL Covered Persons must not disclose confidential information entrusted to them, unless such disclosure is (a) authorized or required by law, and/or (b) in connection with or in furtherance of BXSL’s business or operations. Confidential information includes all non-public information that is proprietary to BXSL or its affiliates and could be harmful to, or useful to the competitors of, BXSL, its affiliates, its lenders, its clients or its other business partners if shared. This obligation continues even after the BXSL Covered Persons dissociate from BXSL, until the information becomes publicly available.

V.	Fair Dealing

The BXSL Covered Persons should endeavor to deal fairly with BXSL’s lenders, prospective or actual portfolio companies and business partners. None of the BXSL Covered Persons should take unfair advantage of anyone through manipulation, concealment, abuse of privileged information, misrepresentation of material facts or any other unfair-dealing practice.

VI.	Protection and Proper Use of Fund Assets

BXSL’s assets are to be used only for legitimate business purposes. Theft, carelessness and waste have a direct impact on BXSL’s profitability. The BXSL Covered Persons should protect BXSL’s assets and ensure that they are used efficiently. Incidental personal use of telephones, fax machines, copy machines, personal computers and similar equipment is generally allowed if there is no significant added cost to BXSL, it does not interfere with the BXSL Covered Person’s work duties, and is not related to an illegal activity or to any outside business.

VII.	Compliance with Applicable Laws, Rules and Regulations

The BXSL Covered Persons have a duty to comply with all laws, rules and regulations that apply to BXSL’s business, including those relating to insider trading. The BXSL Covered Persons should discuss with BXSL’s Chief Compliance Officer if they have any questions about how to comply with the above regulations and other laws, rules, and regulations.

In addition, the BXSL Covered Persons should comply with all of the policies and procedures that apply to them. BXSL may modify or update its policies and procedures in the future and may adopt new company policies and procedures from time to time. The BXSL Covered Persons are also expected to observe the terms of any confidentiality agreement, employment agreement or other similar agreement that applies to them.

VIII.	Encouragement of Reporting of Illegal or Unethical Behavior

If any BXSL Covered Persons has a concern about BXSL’s conduct, the conduct of an officer of BXSL or BXSL’s accounting, internal accounting controls or auditing matters, such BXSL Covered Person may communicate with BXSL’s Chief Compliance Officer by email or in writing.

All reported concerns shall be handled in accordance with Section X below. There will be no reprisal, retaliation, or adverse action taken against any BXSL Covered Person who, in good faith, reports or assists in the investigation of a violation or suspected violation, or who makes an inquiry about the appropriateness of an anticipated or actual course of action.

IX.	Disclosure and Compliance

●	Each Covered Person of the Funds should become familiar with the disclosure requirements generally applicable to the Funds;

●	each Covered Person of the Funds should not knowingly misrepresent, or cause others to misrepresent, facts about the Funds to others, whether within or outside of the Funds, including to the Funds’ trustees and auditors, and to governmental regulators and self-regulatory organizations;

●	each Covered Person of the Funds should, to the extent appropriate within the Covered Person’s area of responsibility, consult with other Persons and employees of the Funds and its investment adviser with the goal of promoting full, fair, accurate, timely and understandable disclosure in the reports and documents the Funds file with, or submits to, the SEC and in other public communications made by the Funds; and

●	it is the responsibility of each Covered Person to promote compliance with the standards and restrictions imposed by applicable laws, rules and regulations.

X.	Reporting and Accountability

Each Covered Person of the Funds must:

●	upon adoption of the Code or any material amendment thereto (or thereafter, as applicable, upon becoming a Covered Person), affirm in writing to the Boards that the Covered Person has received, read and understands the Code;

●	annually thereafter affirm to the Boards that the Covered Person has complied with the requirements of the Code;

●	not retaliate against any other Covered Person or any employee of the Funds or its affiliated persons for reports of potential violations that are made in good faith; and

●	notify the Chief Compliance Officer of the Funds promptly if the Covered Person knows of any violation of this Code. Failure to do so is itself a violation of this Code.

The Chief Compliance Officer of the Funds is responsible for applying this Code to specific situations in which questions are presented under it and has the authority to interpret this Code in any particular situation. The Chief Compliance Officer of the Funds is authorized to consult, as appropriate, with counsel to each Fund and counsel to the trustees of the Funds who are not “interested persons,” as defined by Section 2(a)(19) of the 1940 Act, of the Funds (the “Independent Trustees”), and is encouraged to do so. However, any approvals or waivers1 will be considered by Independent Trustees of the relevant Fund. If the Independent Trustees of the relevant Fund grant a waiver to an executive officer or trustee in the case of BXSL, a BCRED Covered Person, a BMACX Covered Person or a BREC Covered Person, such waiver will be publicly disclosed within four business days as required by applicable regulations.

[1]	For this purpose, the term “waiver” includes the approval by the relevant Fund of a material departure from a provision of the Code or the Fund’s failure to take action within a reasonable period of time regarding a material departure from a provision of the Code that has been made known to Fund management.

The Funds will follow these procedures in investigating and enforcing this Code as applicable to the relevant Fund:

●	the Chief Compliance Officer will take all appropriate action to investigate any reported potential violations;

●	if, after such investigation, the Chief Compliance Officer believes that no violation has occurred, the Chief Compliance Officer is not required to take any further action;

●	any matter that the Chief Compliance Officer believes is a violation will be reported to the Independent Trustees;

●	if the Independent Trustees concur that a violation has occurred, it will inform and make a recommendation to the Board, which will consider appropriate action, which may include review of, and appropriate modifications to, applicable policies and procedures; notification to appropriate personnel of the investment adviser or Board; or a recommendation to dismiss the Covered Person; and

●	any changes to or waivers of this Code will, to the extent required, be disclosed as provided by SEC rules or other applicable regulations.

Neither this Code nor any other agreement with the Funds or policy of the Funds shall be deemed to prohibit any current or former trustee, officer, or employee of the Funds from communicating, cooperating or filing a charge or complaint with the SEC or any other governmental or law enforcement entity concerning possible violations of any legal or regulatory requirement, or making disclosures, including providing documents or other information to a governmental entity that are protected under the whistleblower provisions of any applicable law or regulation without notice to or approval of the Funds, so long as (i) such communications and disclosures are consistent with applicable law and (ii) the information disclosed was not obtained through a communication that was subject to the attorney-client privilege (unless disclosure of that information would otherwise be permitted by an attorney pursuant to the applicable federal law, attorney conduct rules or otherwise). The Funds will not limit the right of any current or former trustee, officer, or employee to receive an award for providing information pursuant to the whistleblower provisions of any applicable law or regulation to the SEC or any other government agency. Any provisions of any agreement between the Funds and any current or former trustee, officer, or employee that is inconsistent with the above language or that may limit the ability of any person to receive an award under the whistleblowing provisions of applicable law is hereby deemed invalid and will not be enforced by the Funds.

XI.	Other Policies and Procedures

This Code shall be the sole code of ethics adopted by the Funds for purposes of Section 406 of SOX and the rules and forms applicable to registered investment companies and BDCs thereunder and the sole code of business conduct and ethics adopted by BXSL for purposes of Section 303A.10 of the NYSE Listed Company Manual. Insofar as other policies or procedures of the Funds, the investment advisers, principal underwriters (if applicable), or other service providers govern or purport to govern the behavior or activities of the Covered Persons who are subject to this Code, they are superseded by this Code to the extent that they overlap or conflict with the provisions of this Code. The codes of ethics under Rule 17j-1 under the 1940 Act of the Funds, the investment advisers and principal underwriters are separate requirements applying to the Covered Persons and others, and are not part of this Code.

XII.	Amendments

Any amendments to this Code must be approved or ratified by a majority vote of the Board of each Fund, including a majority of the Independent Trustees.

XIII.	Confidentiality

All reports and records relating to the Funds that are prepared or maintained pursuant to this Code will be considered confidential and shall be maintained and protected accordingly. Except as otherwise required by law or this Code, such matters shall not be disclosed to anyone other than the investment advisers or the Boards, counsel to the Funds and counsel to the Independent Trustees (if any).

XIV.	Internal Use

The Code is intended solely for the internal use by the Funds and does not constitute an admission, by or on behalf of the Funds, as to any fact, circumstance, or legal conclusion.

As adopted on: June 28, 2024 and amended February 20, 2025